Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries	Media Inquiries
	Jennifer Gilligan	Marcela Manjarrez-Hawn
	Senior Vice President, Finance & Investor Relations	Executive Vice President, Chief Communications Officer
	(212) 549-1306	(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS 2021 RESULTS
-- 2021 Full Year Diluted EPS of $2.28; Adjusted Diluted EPS of $5.15 --

ST. LOUIS, MISSOURI (February 8, 2022) -- Centene Corporation (NYSE: CNC) announced today its financial results for the fourth quarter and year ended December 31, 2021, reporting diluted earnings per share (EPS) of $1.01 and $2.28, respectively, and adjusted diluted EPS of $1.01 and $5.15, respectively.

In summary, the 2021 fourth quarter and full year results were as follows:

2021 Results
	Q4	Full Year
Total revenues (in millions)	$32,568	$125,982
Premium and service revenues (in millions)	$30,493	$117,983
Health benefits ratio	87.9%	87.8%
SG&A expense ratio	9.3%	8.6%
Adjusted SG&A expense ratio (1)	9.2%	8.4%
GAAP diluted EPS	$1.01	$2.28
Adjusted diluted EPS (1)	$1.01	$5.15
Total cash flow provided by operations (in millions)	$675	$4,205

(1) A full reconciliation of the adjusted SG&A expense ratio and adjusted diluted EPS is shown beginning on page 7 of this release.

"We ended 2021 with strong fourth quarter results at the high end of our previously provided earnings guidance range. Our portfolio is performing well as we executed across our three major product lines, building on our strong foundation and extending our market-leading position in government sponsored healthcare," said Michael F. Neidorff, Chairman and Chief Executive Officer of Centene. "As we look ahead, we are focused on advancing initiatives across the enterprise to deliver on our value creation goals and 2022 operational objectives."

Fourth Quarter and Full Year Highlights

•December 31, 2021 managed care membership of 26.6 million, an increase of 1.1 million members, or 4%, compared to December 31, 2020.

•Total revenues of $32.6 billion for the fourth quarter of 2021, representing 15% growth compared to the fourth quarter of 2020, and $126.0 billion for the full year 2021, representing 13% growth year-over-year.

•Premium and service revenues of $30.5 billion for the fourth quarter of 2021, representing 15% growth compared to the fourth quarter of 2020, and $118.0 billion for the full year 2021, representing 14% growth year-over-year.

•Health benefits ratio (HBR) of 87.9% for the fourth quarter of 2021, compared to 88.4% in the fourth quarter of 2020, and 87.8% for the full year 2021, compared to 86.2% for the full year 2020. New disclosures of HBR by product are included on page 16 of this release.

•Selling, general and administrative (SG&A) expense ratio of 9.3% for the fourth quarter of 2021, compared to 10.3% for the fourth quarter of 2020. SG&A expense ratio of 8.6% for the full year 2021, compared to 9.5% for the full year 2020.

•Adjusted SG&A expense ratio of 9.2% for the fourth quarter of 2021, compared to 9.7% for the fourth quarter of 2020. Adjusted SG&A expense ratio of 8.4% for the full year 2021, compared to 8.9% for the full year 2020.

•Diluted EPS for the fourth quarter of 2021 of $1.01, compared to diluted loss per share of $(0.02) for the fourth quarter of 2020. Diluted EPS for the full year 2021 of $2.28, compared to $3.12 for the full year 2020.

•Adjusted diluted EPS for the fourth quarter of 2021 of $1.01, compared to $0.46 for the fourth quarter of 2020. Adjusted diluted EPS for the full year 2021 of $5.15, compared to $5.00 for the full year 2020.

•Operating cash flow of $675 million and $4.2 billion for the fourth quarter and full year 2021, respectively, representing 3.1 times net earnings for the full year 2021.

Other Events

•In January 2022, we acquired all of the issued and outstanding shares of Magellan Health, Inc. (Magellan) for $95.00 per share in cash for a total purchase price of approximately $2.6 billion. The Magellan acquisition enables Centene to provide whole-health, integrated healthcare solutions to deliver better health outcomes at lower costs for complex, high-cost populations.

•In January 2022, Ken Burdick, Christopher Coughlin, Wayne DeVeydt, Leslie Norwalk and Theodore Samuels were appointed to the Centene Board of Directors. James Dallas was appointed Lead Independent Director and will assume the role of Independent Chairman by the end of 2022. Also in January, Robert Ditmore, John Roberts and Tommy Thompson retired from the Board of Directors.

•In December 2021, Centene sold a majority stake in U.S. Medical Management, LLC (USMM) and recognized a gain. The Company believes this best positions USMM to expand its reach and impact while helping Centene to deliver on its value creation plan. The Company used the cash proceeds to repurchase common stock in December 2021.

•In November 2021, Centene announced its Arizona subsidiaries Arizona Complete Health-Complete Care Plan and Care1st Health Plan Arizona were selected by the Arizona Health Care Cost Containment System for a Competitive Contract Expansion to continue providing access to physical and behavioral healthcare services to persons with Serious Mental Illness and to administer the state's crisis system, grant-funded services and court ordered evaluations. The new agreement is anticipated to commence in October 2022.

•In July 2021, Chairman and Chief Executive Officer Michael Neidorff informally communicated to the Board that he may decide for personal reasons to step down before the end of his contract, after which the Board and Mr. Neidorff established a succession planning initiative to ensure a full continuity plan. This succession planning process was discussed in the Company’s Preliminary Prospectus Supplement, filed July 29, 2021. Subsequently, in December 2021, Centene announced Mr. Neidorff's intent to retire as Chief Executive Officer in 2022. Mr. Neidorff will serve as Executive Chairman throughout the remainder of 2022, upon his retirement as Chief Executive Officer. The Board of Directors will be responsible for appointing a new CEO following a thorough selection process, including evaluating internal and external candidates with the support of an external search firm.

Accreditations & Awards

•In February 2022, FORTUNE magazine named Centene to its 2022 list of World's Most Admired Companies.

•In January 2022, the Human Rights Campaign (HRC) Foundation named Centene a 2022 Best Place to Work for LGBTQ+ Equality for the fifth consecutive year, after receiving a score of 100 percent on the HRC's Corporate Equality Index (CEI). The CEI is a national benchmarking tool on corporate policies, benefits, and practices that improve the experiences of lesbian, gay, bisexual, transgender and queer employees.

•In December 2021, WellCare of Massachusetts earned Accreditation from the NCQA.

•In November 2021, Military Times named Centene to its 2021 list of Best for Vets Employers.

Membership

The following table sets forth our membership by line of business:

	December 31,
	2021	2020
Traditional Medicaid (1)	13,328,400	12,055,400
High Acuity Medicaid (2)	1,686,100	1,554,700
Total Medicaid	15,014,500	13,610,100
Commercial	2,602,600	2,633,600
Medicare (3)	1,252,200	955,400
Medicare PDP	4,070,500	4,469,400
International	597,600	597,700
Correctional	194,500	147,200
Total at-risk membership	23,731,900	22,413,400
TRICARE eligibles	2,874,700	2,877,900
Non-risk membership	4,000	231,600
Total	26,610,600	25,522,900

(1) Membership includes TANF, Medicaid Expansion, CHIP, Foster Care and Behavioral Health.
(2) Membership includes ABD, IDD, LTSS and MMP Duals.
(3) Membership includes Medicare Advantage and Medicare Supplement.

The following table sets forth additional membership statistics, which are included in the membership information above:

	December 31,
	2021	2020
Dual-eligible (4)	1,178,000	1,066,800
Health Insurance Marketplace	2,140,500	2,131,600
Medicaid Expansion	2,468,100	2,181,400

(4) Membership that is eligible for both Medicaid and Medicare benefits.

Revenues

The following table sets forth supplemental revenue information ($ in millions):

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	% Change	2021	2020	% Change
Medicaid	$21,527	$19,319	11%	$84,139	$74,785	13%
Commercial	4,565	4,178	9%	16,956	17,071	(1)%
Medicare (5)	4,387	3,631	21%	17,512	14,379	22%
Other	2,089	1,160	80%	7,375	4,880	51%
Total Revenues	$32,568	$28,288	15%	$125,982	$111,115	13%
(5) Medicare includes Medicare Advantage, Medicare Supplement and Medicare PDP.

Statement of Operations: Three Months Ended December 31, 2021

•For the fourth quarter of 2021, total revenues increased 15% to $32.6 billion from $28.3 billion in the comparable period of 2020. The increase was due to Medicaid membership growth resulting from the ongoing suspension of eligibility redeterminations, membership growth in the Medicare business, our acquisitions of PANTHERx and Circle Health and the commencement of our contracts in North Carolina, partially offset by the repeal of the health insurer fee.

•HBR of 87.9% for the fourth quarter of 2021 represents a decrease from 88.4% in the comparable period in 2020. The HBR for the fourth quarter of 2021 benefited from decreased testing and treatment costs associated with COVID-19 in the Health Insurance Marketplace business and lower retroactive state premium rate adjustments and risk sharing mechanisms compared to the fourth quarter of 2020. These decreases were partially offset by higher traditional medical utilization and the repeal of the health insurer fee.

•The Cost of Service ratio was 86.0% for the fourth quarter of 2021, compared to 88.5% in the same period in 2020. The decrease in the cost of service ratio was driven by the acquisition of the Circle Health business, which operates at a lower cost of service ratio.

•The SG&A expense ratio was 9.3% for the fourth quarter of 2021, compared to 10.3% in the fourth quarter of 2020. The adjusted SG&A expense ratio was 9.2% for the fourth quarter of 2021, compared to 9.7% in the fourth quarter of 2020. The SG&A ratios in 2021 benefited from the leveraging of expenses over higher revenues as a result of increased membership and our acquisition of PANTHERx, partially offset by the addition of the Circle Health business, which operates at a significantly higher SG&A ratio due to the nature of the business. The SG&A expense ratio also benefited from lower acquisition related costs.

•During the fourth quarter of 2021, we recorded a $150 million pre-tax, or $0.25 per diluted share, gain related to the sale of our majority stake in USMM.

•The effective tax rate was 14.6% for the fourth quarter of 2021, compared to (74.3)% in the fourth quarter of 2020. The effective tax rate for the fourth quarter of 2021 reflects the gain on sale of our majority stake in USMM and the repeal of the health insurer fee effective in 2021. The effective tax rate for the fourth quarter of 2020 reflects our pre-tax loss and the non-deductibility of the health insurer fee. For the fourth quarter of 2021, our effective tax rate on adjusted earnings was 23.6%, compared to 10.0% in the fourth quarter of 2020.

Statement of Operations: Year Ended December 31, 2021

•For the full year 2021, total revenues increased 13% to $126.0 billion from $111.1 billion in the comparable period of 2020. The increase over the prior year was due to Medicaid membership growth resulting from the ongoing suspension of eligibility redeterminations, membership growth in the Medicare business, our acquisitions of PANTHERx and Circle Health in 2021 and the commencement of our contracts in North Carolina, partially offset by the repeal of the health insurer fee.

•HBR of 87.8% for the full year 2021 represents an increase from 86.2% in the comparable period in 2020. The HBR for 2021 was negatively impacted by higher traditional medical utilization in the Marketplace business, higher testing and treatment costs associated with COVID-19, and the repeal of the health insurer fee. The HBR in 2020 was favorably impacted by the ACA risk corridor receivable settlement from the federal government based on the Supreme Court ruling in 2020.

•The Cost of Service ratio was 86.4% for the full year 2021, compared to 88.2% for the full year 2020. The decrease in the cost of service ratio was driven by the acquisition of the Circle Health business, which operates at a lower cost of service ratio.

•The SG&A expense ratio was 8.6% for the full year 2021, compared to 9.5% for the full year 2020. The Adjusted SG&A expense ratio was 8.4% for the full year 2021, compared to 8.9% for the full year 2020. The SG&A ratios in 2021 benefited from leveraging of expenses over higher revenues as a result of increased membership and the acquisition of PANTHERx, partially offset by addition of the Circle Health business, which operates at a significantly higher SG&A ratio due to the nature of the business. The SG&A expense ratio in 2021 also benefited from lower acquisition related costs. The SG&A expense ratios in 2020 were negatively impacted by the $275 million charitable contribution to our foundation.

•The effective tax rate was 26.3% for 2021, compared to 35.3% for 2020. The effective tax rate for 2021 reflects the repeal of the health insurer fee, the non-taxable gain related to the acquisition of the remaining 60% interest in Circle Health, the partial non-deductibility of the legal settlement reserve, and the gain on the sale of our majority stake in USMM. For 2021, our effective tax rate on adjusted earnings was 25.1%, compared to 30.1% for 2020.

Balance Sheet

At December 31, 2021, the Company had cash, investments and restricted deposits of $29.8 billion and maintained $2.7 billion of cash and cash equivalents in our unregulated entities, including $430 million in our international subsidiaries. Unregulated cash was substantially reduced in January 2022 upon the closing of the Magellan acquisition for the purchase price payment and corresponding closing costs. Medical claims liabilities totaled $14.2 billion. The Company's days in claims payable was 52 days, which is an increase of one day over the third quarter of 2021. Total debt was $18.8 billion, which included $149 million of borrowings on our $2.0 billion revolving credit facility at quarter end. The debt to capitalization ratio was 40.9% at December 31, 2021, excluding $184 million of non-recourse debt. The debt to capitalization ratio at December 31, 2021, includes the Magellan debt financing completed in the third quarter of 2021. In December 2021, the Company used divestiture proceeds and cash on hand to repurchase approximately $200 million of Centene common stock through our stock repurchase program.

Outlook

The Company reiterates its 2022 Adjusted diluted EPS guidance of $5.30 to $5.50 and HBR guidance of 87.6% to 88.2% provided at its December 2021 Investor Day.

Overall, the Company's guidance is unchanged from its December 2021 Investor Day, with the exception of GAAP diluted EPS and acquisition related expenses, which have been updated to include approximately $25 million of Magellan acquisition related expenses to reflect the January 2022 acquisition closing (previously anticipated to be late December 2021).

The Company's 2022 guidance is below and will be discussed on the conference call.

	Full Year 2022
	Low	High
Total revenues (in billions)	$135.9	$137.9
Premium and service revenues	$129.8	$131.8
GAAP diluted EPS	$4.03	$4.19
Adjusted diluted EPS (1)	$5.30	$5.50
HBR	87.6%	88.2%
SG&A expense ratio	7.9%	8.4%
Adjusted SG&A expense ratio (2)	7.8%	8.3%
Effective tax rate	25.5%	26.5%
Adjusted effective tax rate (3)	25.0%	26.0%
Diluted shares outstanding (in millions)	590.5	593.5

(1) A full reconciliation of adjusted diluted EPS is shown beginning on page 7 of this release.
(2) Adjusted SG&A expense ratio excludes acquisition related expenses of $157 million to $172 million.
(3) Adjusted effective tax rate excludes income tax effects of adjustments of $226 million to $232 million.

Conference Call

As previously announced, the Company will host a conference call Tuesday, February 8, 2022, at approximately 8:30 AM (Eastern Time) to review the financial results for the fourth quarter ended December 31, 2021.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 9243013 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, February 7, 2023, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM (Eastern Time) on Tuesday, February 15, 2022, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 3685627.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company's core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets, acquisition related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's performance over time. The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
GAAP net earnings attributable to Centene	$599	$(12)	$1,347	$1,808
Amortization of acquired intangible assets	189	192	770	719
Acquisition related expenses	44	156	185	602
Other adjustments (1)	(152)	17	1,275	29
Income tax effects of adjustments (2)	(82)	(84)	(537)	(262)
Adjusted net earnings	$598	$269	$3,040	$2,896

(1) Other adjustments include the following items:
2021:
(a) legal settlement expense and related legal fees of $3 million and $1,264 million for the three and twelve months ended December 31, 2021;
(b) debt extinguishment costs of $125 million for the year ended December 31, 2021;
(c) severance costs due to a restructuring of $(5) million and $54 million, for the three and twelve months ended December 31, 2021, respectively;
(d) a reduction to the previously reported gain due to the finalization of the working capital adjustment related to the divestiture of certain products of our Illinois health plan of $62 million for the year ended December 31, 2021;
(e) non-cash gain related to the acquisition of the remaining 60% interest of Circle Health of $309 million for the year ended December 31, 2021;
(f) non-cash impairment of our equity method investment in RxAdvance of $229 million for the year ended December 31, 2021; and
(g) gain related to the divestiture of USMM of $150 million, for the three and twelve months ended December 31, 2021.
2020:
(a) debt extinguishment costs of $17 million and $61 million for the three and twelve months ended December 31, 2020;
(b) gain related to the divestiture of certain products of our Illinois health plan of $104 million for the year ended December 31, 2020; and
(c) non-cash impairment of $72 million for the year ended December 31, 2020.
(2) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment.

	Three Months Ended December 31,		Year Ended December 31,		Annual Guidance December 31, 2022
	2021	2020	2021	2020
GAAP diluted EPS attributable to Centene	$1.01	$(0.02)	$2.28	$3.12	$4.03 - $4.19
Amortization of acquired intangible assets (3)	0.24	0.25	1.00	0.95	$1.06 - $1.08
Acquisition related expenses (4)	0.05	0.21	0.24	0.86	$0.21 - $0.23
Other adjustments (5)	(0.29)	0.02	1.63	0.07	$—
Adjusted diluted EPS	$1.01	$0.46	$5.15	$5.00	$5.30 - $5.50

(3) The amortization of acquired intangible assets per diluted share presented above is net of an income tax benefit of $0.08 and $0.08 for the three months ended December 31, 2021 and 2020, respectively, and $0.31 and $0.29 for the twelve months ended December 31, 2021 and 2020, respectively, and an estimated $0.33 to $0.34 for the year ended December 31, 2022.
(4) The acquisition related expenses per diluted share presented above are net of an income tax benefit of $0.02 and $0.05 for the three months ended December 31, 2021 and 2020, respectively, and $0.07 and $0.18 for the twelve months ended December 31, 2021 and 2020, respectively, and an estimated $0.05 to $0.06 for the year ended December 31, 2022.
(5) Other adjustments include the following items:
2021:
(a) legal settlement expense and related legal fees of $(0.04) and $1.76 per diluted share, net of an income tax benefit of $0.04 and $0.38, for the three and twelve months ended December 31, 2021;
(b) debt extinguishment costs of $0.16 per diluted share, net of an income tax benefit of $0.05 for the year ended December 31, 2021;
(c) severance costs due to a restructuring of $0.00 and $0.06 per diluted share, net of an income tax benefit of $0.00 and $0.03, for the three and twelve months ended December 31, 2021;
(d) a reduction to the previously reported gain due to the finalization of the working capital adjustment related to the divestiture of certain products of our Illinois health plan of $0.08 per diluted share, net of an income tax benefit of $0.02, for the year ended December 31, 2021;
(e) non-cash gain related to the acquisition of the remaining 60% interest of Circle Health of $0.52 per diluted share, net of income tax expense of $0.00, for the year ended December 31, 2021;
(f) non-cash impairment of our equity method investment in RxAdvance of $(0.02) and $0.32 per diluted share, net of an income tax benefit of $0.02 and $0.07 for the three and twelve months ended December 31, 2021;
(g) gain related to the divestiture of U.S. Medical Management (USMM) of $0.23 per diluted share, net of an income tax expense of $0.02 for the three and twelve months ended December 31, 2021.
2020:
(a) debt extinguishment costs of $0.02 and $0.07 per diluted share, net of an income tax benefit of $0.01 and $0.04, for the three and twelve months ended December 31, 2020;
(b) gain related to the divestiture of certain products of our Illinois health plan of $0.10 per diluted share, net of income tax expense of $0.08, for the year ended December 31, 2020; and
(c) non-cash impairment of $0.10 per diluted share, net of an income tax benefit of $0.02, for the year ended December 31, 2020.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
GAAP SG&A expenses	$2,842	$2,721	$10,166	$9,867
Less:
Acquisition related expenses	31	154	157	580
Restructuring costs	(5)	—	54	—
Legal fees related to legal settlement	3	—	14	—
Adjusted SG&A expenses	$2,813	$2,567	$9,941	$9,287

To provide clarity on the way management defines certain key metrics and ratios, the Company is providing a description of how the metric or ratio is calculated as follows:

•Health Benefits Ratio (HBR) (GAAP) = Medical costs divided by premium revenues.

•SG&A Expense Ratio (GAAP) = Selling, general and administrative expenses divided by premium and service revenues.

•Cost of Service Ratio (GAAP) = Cost of services divided by service revenues.

•Adjusted SG&A Expenses (non-GAAP) = Selling, general and administrative expenses, less acquisition related expenses, restructuring costs, and legal fees related to legal settlement.

•Adjusted SG&A Expense Ratio (non-GAAP) = Adjusted selling, general and administrative expenses divided by premium and service revenues.

•Adjusted Effective Tax Rate (non-GAAP) = GAAP income tax expense (benefit) excluding the income tax effects of adjustments to net earnings divided by adjusted earnings (loss) before income tax expense.

•Adjusted Net Earnings (non-GAAP) = Net earnings less amortization of acquired intangible assets, less acquisition related expenses, as well as adjustments for other items, net of the income tax effect of the adjustments.

•Adjusted Diluted EPS (non-GAAP) = Adjusted net earnings divided by weighted average common shares outstanding on a fully diluted basis.

•Debt to Capitalization Ratio (GAAP) = Total debt, divided by total debt plus total stockholder’s equity.

•Debt to Capitalization Ratio Excluding Non-Recourse Debt (non-GAAP) = Total debt less non-recourse debt, divided by total debt less non-recourse debt plus total stockholder’s equity.

•Average Medical Claims Expense (GAAP) = Medical costs for the period, divided by number of days in such period. Average Medical Claims Expense is most often calculated for the quarterly reporting period.

•Days in Claims Payable (GAAP) = Medical claims liabilities, divided by average medical claims expense. Days in Claims Payable is most often calculated for the quarterly reporting period.

In addition, the following terms are defined as follows:

•State Directed Payments: Payments directed by a state that have minimal risk, but are administered as a premium adjustment. These payments are recorded as premium revenue and medical costs at close to a 100% HBR. The Company has little visibility to the timing of these payments until they are paid by a state.

•Pass Through Payments: Non-risk supplemental payments from a state that the Company is required to pass through to designated contracted providers. These payments are recorded as premium tax revenue and premium tax expense.

About Centene Corporation

Centene Corporation, a Fortune 25 company, is a leading multi-national healthcare enterprise that is committed to helping people live healthier lives. The Company takes a local approach – with local brands and local teams – to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene offers affordable and high-quality products to nearly 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare Prescription Drug Plans) as well as individuals and families served by the Health Insurance Marketplace, the TRICARE program, and individuals in correctional facilities. The Company also serves several international markets, and contracts with other healthcare and commercial organizations to provide a variety of specialty services focused on treating the whole person. Centene focuses on long-term growth and value creation as well as the development of its people, systems, and capabilities so that it can better serve its members, providers, local communities, and government partners.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, https://investors.centene.com/.

Forward-Looking Statements

All statements, other than statements of current or historical fact, contained in this press release are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as "believe," "anticipate," "plan," "expect," "estimate," "intend," "seek," "target," "goal," "may," "will," "would," "could," "should," "can," "continue" and other similar words or expressions (and the negative thereof). Centene (the Company, our, or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, value creation strategy, competition, expected activities in completed and future acquisitions, including statements about the impact of our recently completed acquisition of Magellan Health (the Magellan Acquisition), other recent and future acquisitions and dispositions, investments and the adequacy of our available cash resources. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. All forward-looking statements included in this press release are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this press release, whether as a result of new information, future events or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables and events including, but not limited to: our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, including fluctuations in medical utilization rates due to the impact of COVID-19; the risk that the election of new directors, changes in senior management and inability to retain key personnel may create uncertainty or negatively impact our ability to execute quickly and effectively; uncertainty as to the expected financial performance of the combined company following the recent completion of the Magellan Acquisition; the possibility that the expected synergies and value creation from the Magellan Acquisition or the WellCare Acquisition (or other acquired businesses) will not be realized, or will not be realized within the respective expected time periods; the risk that unexpected costs will be incurred in connection with the integration of the Magellan Acquisition or that the integration of Magellan Health will be more difficult or time consuming than expected, or similar risks from other acquisitions we may announce or complete from time to time; disruption from the integration of the Magellan Acquisition or from the integration of the WellCare Acquisition, or similar risks from other acquisitions we may announce or complete from time to time, including potential adverse reactions or changes to business relationships with customers, employees, suppliers or regulators, making it more difficult to maintain business and operational relationships; a downgrade of the credit rating of our indebtedness; competition; membership and revenue declines or unexpected trends; changes in healthcare practices, new technologies, and advances in medicine; increased healthcare costs; changes in economic, political or market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act (collectively referred to as the ACA) and any regulations enacted thereunder that may result from changing political conditions, the new administration or judicial actions; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses; our ability to adequately price products; tax matters; disasters or major epidemics; changes in expected contract start dates; provider, state, federal, foreign and other contract changes and timing of regulatory approval of contracts; the expiration, suspension, or termination of our contracts with federal or state governments (including, but not limited to, Medicaid, Medicare, TRICARE or other customers); the difficulty of predicting the timing or outcome of legal or regulatory proceedings or matters, including, but not limited to, our ability to resolve claims and/or allegations made by states with regard to past practices, including at Envolve Pharmacy Solutions, Inc. (Envolve), as our pharmacy benefits manager (PBM) subsidiary, within the reserve estimate we have recorded and on other acceptable terms, or at all, or whether additional claims, reviews or investigations relating to our PBM business will be brought by states, the federal government or shareholder litigants, or government investigations; timing and extent of benefits from strategic value creation initiatives, including the possibility that these initiatives will not be successful, or will not be realized within the expected time periods; challenges to our contract awards; cyber-attacks or other privacy or data security incidents; the exertion of management's time and our resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for acquisitions; changes in expected closing dates, estimated purchase price and accretion for acquisitions; the risk that acquired businesses will not be integrated successfully; restrictions and limitations in connection with our indebtedness; our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; availability of debt and equity financing, on terms that are favorable to us; inflation; foreign currency fluctuations and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission (SEC), including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs.

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	December 31, 2021	December 31, 2020
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$13,118	$10,800
Premium and trade receivables	12,238	9,696
Short-term investments	1,539	1,580
Other current assets	1,602	1,317
Total current assets	28,497	23,393
Long-term investments	14,043	12,853
Restricted deposits	1,068	1,060
Property, software and equipment, net	3,391	2,774
Goodwill	19,771	18,652
Intangible assets, net	7,824	8,388
Other long-term assets	3,781	1,599
Total assets	$78,375	$68,719
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS' EQUITY
Current liabilities:
Medical claims liability	$14,243	$12,438
Accounts payable and accrued expenses	8,493	7,069
Return of premium payable	2,328	1,458
Unearned revenue	434	523
Current portion of long-term debt	267	97
Total current liabilities	25,765	21,585
Long-term debt	18,571	16,682
Deferred tax liability	1,407	1,534
Other long-term liabilities	5,610	2,956
Total liabilities	51,353	42,757
Commitments and contingencies
Redeemable noncontrolling interests	82	77
Stockholders' equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at December 31, 2021 and December 31, 2020	—	—
Common stock, $0.001 par value; authorized 800,000 shares; 602,704 issued and 582,479 outstanding at December 31, 2021, and 598,249 issued and 581,479 outstanding at December 31, 2020	1	1
Additional paid-in capital	19,672	19,459
Accumulated other comprehensive earnings	77	337
Retained earnings	8,139	6,792
Treasury stock, at cost (20,225 and 16,770 shares, respectively)	(1,094)	(816)
Total Centene stockholders' equity	26,795	25,773
Noncontrolling interest	145	112
Total stockholders' equity	26,940	25,885
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$78,375	$68,719

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except shares in thousands and per share data in dollars)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues:
Premium	$28,883	$25,559	$112,319	$100,055
Service	1,610	886	5,664	3,745
Premium and service revenues	30,493	26,445	117,983	103,800
Premium tax and health insurer fee	2,075	1,843	7,999	7,315
Total revenues	32,568	28,288	125,982	111,115
Expenses:
Medical costs	25,392	22,605	98,602	86,264
Cost of services	1,384	784	4,894	3,303
Selling, general and administrative expenses	2,842	2,721	10,166	9,867
Amortization of acquired intangible assets	189	192	770	719
Premium tax expense	2,158	1,595	8,287	6,332
Health insurer fee expense	—	376	—	1,476
Impairment loss	—	—	229	72
Legal settlement	—	—	1,250	—
Total operating expenses	31,965	28,273	124,198	108,033
Earnings from operations	603	15	1,784	3,082
Other income (expense):
Investment and other income	253	105	819	480
Debt extinguishment costs	—	(17)	(125)	(61)
Interest expense	(162)	(177)	(665)	(728)
Earnings (loss) before income tax expense	694	(74)	1,813	2,773
Income tax expense	101	(55)	477	979
Net earnings (loss)	593	(19)	1,336	1,794
Loss attributable to noncontrolling interests	6	7	11	14
Net earnings (loss) attributable to Centene Corporation	$599	$(12)	$1,347	$1,808

Net earnings (loss) per common share attributable to Centene Corporation:
Basic earnings (loss) per common share	$1.03	$(0.02)	$2.31	$3.17
Diluted earnings (loss) per common share	$1.01	$(0.02)	$2.28	$3.12

Weighted average number of common shares outstanding:
Basic	583,420	580,129	582,832	570,722
Diluted	591,757	580,129	590,516	579,135

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net earnings	$1,336	$1,794
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	1,476	1,259
Stock compensation expense	203	281
Impairment	229	72
Loss on debt extinguishment	125	57
Gain on acquisition	(309)	—
Deferred income taxes	(132)	(51)
Gain on divestitures	(88)	(104)
Other adjustments, net	(11)	—
Changes in assets and liabilities
Premium and trade receivables	(2,453)	(52)
Other assets	(99)	(30)
Medical claims liabilities	1,802	1,117
Unearned revenue	(109)	(528)
Accounts payable and accrued expenses	1,141	585
Other long-term liabilities	1,093	1,078
Other operating activities, net	1	25
Net cash provided by operating activities	4,205	5,503
Cash flows from investing activities:
Capital expenditures	(910)	(869)
Purchases of investments	(7,400)	(7,402)
Sales and maturities of investments	5,458	4,921
Acquisitions, net of cash acquired	(534)	(4,049)
Divestiture proceeds, net	68	466
Other investing activities, net	19	(22)
Net cash used in investing activities	(3,299)	(6,955)
Cash flows from financing activities:
Proceeds from long-term debt	9,267	5,107
Payments of long-term debt	(7,434)	(4,067)
Common stock repurchases	(297)	(626)
Payments for debt extinguishment	(157)	(81)
Debt issuance costs	(72)	(120)
Other financing activities, net	55	47
Net cash provided by financing activities	1,362	260
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(11)	18
Net increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	2,257	(1,174)
Cash, cash equivalents, and restricted cash and cash equivalents, beginning of period	10,957	12,131
Cash, cash equivalents, and restricted cash and cash equivalents, end of period	$13,214	$10,957
Supplemental disclosures of cash flow information:
Interest paid	$658	$725
Income taxes paid	$678	$1,191
Equity issued in connection with acquisitions	$—	$11,526

The following table provides a reconciliation of cash, cash equivalents, and restricted cash and cash equivalents reported within the Consolidated Balance Sheets to the totals above:
	2021	2020
Cash and cash equivalents	$13,118	$10,800
Restricted cash and cash equivalents, included in restricted deposits	96	157
Total cash, cash equivalents, and restricted cash and cash equivalents	$13,214	$10,957

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q4	Q3	Q2	Q1	Q4
	2021	2021	2021	2021	2020
MEMBERSHIP
Traditional Medicaid (1)	13,328,400	13,202,500	12,492,600	12,307,400	12,055,400
High Acuity Medicaid (2)	1,686,100	1,566,000	1,531,000	1,529,000	1,554,700
Total Medicaid	15,014,500	14,768,500	14,023,600	13,836,400	13,610,100
Commercial	2,602,600	2,645,500	2,520,400	2,384,300	2,633,600
Medicare (3)	1,252,200	1,248,300	1,182,900	1,138,500	955,400
Medicare PDP	4,070,500	4,064,400	4,064,500	4,109,700	4,469,400
International	597,600	763,500	600,600	597,400	597,700
Correctional	194,500	167,600	145,300	144,900	147,200
Total at-risk membership	23,731,900	23,657,800	22,537,300	22,211,200	22,413,400
TRICARE eligibles	2,874,700	2,874,700	2,881,400	2,881,400	2,877,900
Non-risk membership	4,000	4,000	4,300	4,400	231,600
Total	26,610,600	26,536,500	25,423,000	25,097,000	25,522,900

(1) Membership includes TANF, Medicaid Expansion, CHIP, Foster Care and Behavioral Health.
(2) Membership includes ABD, IDD, LTSS and MMP Duals.
(3) Membership includes Medicare Advantage and Medicare Supplement.

NUMBER OF EMPLOYEES	72,500	75,900	68,500	69,100	71,300

DAYS IN CLAIMS PAYABLE	52	51	48	49	51

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$26,416	$26,392	$25,113	$24,361	$24,361
Unregulated	3,352	3,223	2,055	1,286	1,932
Total	$29,768	$29,615	$27,168	$25,647	$26,293

DEBT TO CAPITALIZATION	41.2%	41.5%	39.2%	38.8%	39.3%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT (4)	40.9%	41.2%	38.9%	38.5%	39.0%
NON-RECOURSE DEBT (in millions)	$184	$188	$187	$184	$230
(4) Excluding non-recourse debt.

OPERATING RATIOS

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
HBR	87.9%	88.4%	87.8%	86.2%
SG&A expense ratio	9.3%	10.3%	8.6%	9.5%
Adjusted SG&A expense ratio	9.2%	9.7%	8.4%	8.9%

HBR BY PRODUCT

	Full Year	Q4	Q3	Q2	Q1	Q4
	2021	2021	2021	2021	2021	2020
Medicaid	88.1%	89.0%	88.4%	88.1%	87.1%	88.8%
Commercial	86.6%	84.4%	88.7%	90.0%	83.4%	91.6%
Medicare (1)	87.1%	86.3%	85.4%	87.6%	88.9%	83.6%

(1) Medicare includes Medicare Advantage, Medicare Supplement and Medicare PDP.

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, December 31, 2020	$12,438
Less: Reinsurance recoverable	23
Balance, December 31, 2020, net	12,415
Incurred related to:
Current period	100,385
Prior period	(1,783)
Total incurred	98,602
Paid related to:
Current period	87,427
Prior period	9,370
Total paid	96,797
Balance, December 31, 2021, net	14,220
Plus: Reinsurance recoverable	23
Balance, December 31, 2021	$14,243

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $492 million was recorded as a reduction from premium revenues resulting from development within “Incurred related to: Prior period” due to minimum HBR and other return of premium programs.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we attempt to use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service December 31, 2020, and prior.